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                                                         November 11, 1998

Mr. Ronald W. Tysoe
Vice Chairman
Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, OH 45202


Attention: Mr. Ronald W. Tysoe

Ladies and Gentlemen:

     In connection with your consideration of a possible transaction with Fingerhut Companies, Inc. (the "Company") regarding your possible purchase of the Company by way of merger, a sale of assets or stock, or otherwise, you have requested information concerning the Company.

     As a condition to your being furnished with such information, you agree to treat any information concerning the Company which is furnished to you by or on behalf of the Company, whether furnished before or after the date of this letter and regardless of the manner in which it is furnished, together with analyses, compilations, studies or other documents or records prepared by you or any of your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisors) (collectively, "Representatives") to the extent that such analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from such information (hereinafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your Representatives; provided, however, that (a) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being

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understood that such Representatives shall have been advised of this agreement and shall have agreed to be bound by the provisions hereof), and
(b) any disclosure of such information may be made to which the Company consents in writing. In any event, you shall be responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. You further agree that the Evaluation Material which is in written form shall not be copied or reproduced at any time without the prior written consent of the Company.

     In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person (i) that the Evaluation Material has been made available to you or your Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and you or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

     In the event that you are requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or other process) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt notice of any such request or requirement (written if practical) so that the Company may seek an appropriate protective order or waive your compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of your counsel, compelled to disclose Evaluation Material, you may disclose that portion of the Evaluation Material, which the Company's counsel advises that you are compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material which is being disclosed. In any event, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

     Until the earliest of (i) the execution by you of a definitive agreement regarding the acquisition of the Company; (ii) an acquisition of the Company by a third party; or (iii) one year from the date of this agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company regarding the Company's business, operation, prospects or finances, except with the express permission of the Company. Additionally, you agree not to solicit for employment any of the current employees of the Company at the general merchandise manager or equivalent level and above so long as they are employed by the Company or solicit any customers, clients, or accounts, of the Company during the period in which there are discussions conducted pursuant hereto and for a period of one year thereafter, without the prior written consent of the Company, provided that foregoing prohibition shall not apply to any such employee who voluntarily and independently solicits an offer of employment from you. It is understood that Salomon Smith Barney Inc. ("Salomon Smith Barney"), in its capacity as investment advisor to the Company, will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding this transaction,
(ii) request for additional information, (iii) requests for facility tours or management

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meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Salomon Smith Barney.

     You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company or Salomon Smith Barney. You agree that none of the Company, Salomon Smith Barney or any of their respective affiliates or representatives shall have any liability to you or any of your Representatives. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

     In consideration of the Evaluation Material being furnished to you, you hereby further agree that, without the prior written consent of the Board of Directors of the Company, for a period of one year from the date hereof, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended), acting alone or as part of a group, will acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into voting securities of the Company, or otherwise seek to influence or control, in any manner whatsoever (including proxy solicitation or otherwise), the management or policies of the Company.

     All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. In the event that the parties do not proceed with the transaction which is the subject of this letter within a reasonable time or within five days after being so requested by the Company, you shall return or destroy all documents thereof furnished to you by the Company. Except to the extent a party is advised in writing by counsel such destruction is prohibited by law, you will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be verified by you in writing and signed by one of your officers. Any Evaluation Material that is not returned or destroyed, including without limitation, any oral Evaluation Material, shall remain subject to the confidentiality obligations set forth in this agreement.

     You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

     It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to specific performance

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and injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company.

     In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaking party has inccurred in connection with such litigation, including any appeal therefrom.

      This agreement is for the benefit of the Company and Salomon Smith Barney and shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Your obligations under this agreement shall expire there years from the date hereof, except as otherwise explicitly stated as above.

     This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, Please confirm that the foregoing is in accordance with your understanding of out agreement by signing and returning to us a copy of this letter.


                                       Very truly yours,

                                       SALOMON SMITH BARNEY INC. on behalf of
                                       Fingerhut Companies, Inc.




                                       By: Robert B. Womsley
                                           ----------------------------------
                                       Robert B. Womsley
                                       Director



Confirmed and Agreed:

Federated Department Stores, Inc.

By: Ronald W. Tysoe
  ------------------------------------

Ronald W. Tysoe
Vice Chairman


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